Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6000
Fax 626.817.8838

NEWS RELEASE

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Irene Oh	Emily Wang
Chief Financial Officer	Director of Marketing
(626) 768-6360	(626) 768-6266

JULIA GOUW, PRESIDENT AND CHIEF OPERATING OFFICER, TO RETIRE
AFTER OVER 25-YEAR EAST WEST CAREER

Pasadena, California – January 27, 2016 – East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank (“the Bank”), the financial bridge between the United States and Greater China, announced today that President and Chief Operating Officer Julia Gouw will retire effective March 31, 2016 after over 25 years with East West. Ms. Gouw will also retire from the Board of Directors of the Company and the Bank effective March 31, 2016.

Dominic Ng, Chairman and Chief Executive Officer of East West stated, “After our successful acquisition of United Commercial Bank in November 2009, I asked Julia to rejoin East West as President and Chief Operating Officer to help lead the integration of the merger. We completed a complex integration within six months which allowed the Bank to immediately focus on improving the customer experience and strategic organic growth.  Our strong financial performance for the past six years has been one of the best in the industry and our unique value proposition as the bridge between the East and West has been unparalleled.  On behalf of the Board of Directors of East West and all our associates, I would like to thank Julia for her invaluable contributions to the success of East West. We wish her the best on her well-deserved retirement.”

“It has been an honor to have been a part of such an extraordinary organization,” stated Gouw. “I have great confidence in Dominic and the rest of the team at East West, and as a result, feel that this is the right time for me to retire so that I can dedicate more time on my philanthropic and charitable work.”

About East West
East West Bancorp, Inc. is a publicly owned company with total assets of $32.4 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

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